Exhibit 4.5

November 2006

MERRION PHARMACEUTICALS LIMITED

and

OTHERS

in favour of

GOODBODY STOCKBROKERS NOMINEES LIMITED

DEBENTURE

(Fixed and Floating Charge)

McCann FitzGerald

Solicitors

2 Harbourmaster Place

International Financial Services Centre

Dublin 1

THIS DEBENTURE is dated 21 November 2006 and made between

(1)	THE COMPANIES listed in the First Schedule (each a Company and together the Companies); and

(2)	GOODBODY STOCKBROKERS NOMINEES LIMITED as trustee for and on behalf of the Secured Parties referred to below (the Chargee which expression shall, where the context so requires, include any replacement or successor trustees (whether immediate or derivative) of the trusts under which the security constituted hereby is held).

RECITALS

A.	Each of the Companies is indebted or may hereafter become indebted to the Secured Parties either in respect of borrowings or pursuant to certain guarantees and indemnities given to the Chargee by the Companies in connection with the Loan Stock Instrument.

B.	It has been agreed between the Companies and the Chargee that all monies now owing or which shall at any time in the future become owing from any of the Companies to the Chargee in connection with the Loan Stock Instrument with interest, costs and charges shall be secured by this Debenture.

IT IS AGREED BY THIS DEED as follows:

1.	Definitions and Interpretation

1.1	In this Debenture, unless the context otherwise requires terms and expressions defined in the Loan Stock Instrument shall have the same meanings when used herein. In addition,

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for the conduct of their normal business in Dublin;

“Conveyancing Acts” means the Conveyancing and Law of Property Acts, 1881 to 1911;

“Debts” means all the book debts and other debts, revenues, claims and benefits referred to in clause 3.1(f);

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title, retention, flawed asset arrangement, preferential right or trust arrangement or other security arrangement or agreement conferring a priority of payment;

“Existing Security” means:

(a)	the debenture dated 13 April 2006 entered into by the Companies in favour of the Chargee; and

(b)	the guarantee dated 13 April 2006 entered into by the Companies in favour of the Chargee;

“Interest Rate” means 3% over AIB Bank prime rate;

“Intellectual Property Rights” means all present and future know-how, patents (which shall for this purpose include all patent applications, inventions and inventions disclosures), trade marks, service marks, designs, business names, topographical or similar rights, trade names, copyrights and other intellectual property rights, business secrets, know how and confidential information and any interests (including by way of licence) in any of the above (in each case whether registered ( in Ireland or elsewhere) or unregistered and including all applications of any such registration);

“Loan Stock” means the €8,000,000 Convertible Secured Loan Stock 2006 constituted by the Loan Stock Instrument;

“Loan Stock Instrument” means the loan stock instrument dated on or about the date hereof issued by the Borrower;

“Other Assets” means the property and assets referred to in clause 3.1(g) and each and every part thereof;

“Receiver” has the meaning ascribed to it in clause 8.1;

“Secured Obligations” means all monies, obligations and liabilities covenanted or guaranteed to be paid or discharged by the Companies hereunder;

“Secured Parties” means each of the Chargee, the Stockholders and each other person for the time being beneficially entitled to any interest in the Loan Stock or payments arising therefrom or in connection therewith;

“Securities” has the meaning ascribed to it in clause 3.1(a); and

“Specifically Charged Property” means the property and assets referred to in clauses 3.1(a) to (f) inclusive and each and every part thereof.

1.2	In this Debenture (except where the context otherwise requires):

(a)	words and phrases the definition of which is contained in or referred to in Section 2 of the Companies Act, 1963, are to be construed as having the meaning attributed to them there;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing persons include natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having a separate legal personality);

(d)	use of any gender includes the other genders;

(e)	any reference to a statute, statutory provision or subordinate legislation (legislation) is (unless the contrary is clearly stated) to be construed as a reference to legislation operative in Ireland and is (except where the context otherwise requires) to be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

(f)	save as otherwise provided in this Debenture, any reference to a section, clause, paragraph, sub-clause, sub-paragraph or schedule is a reference to a section, clause, paragraph, sub-clause, sub-paragraph or schedule (as the case may be) of this Debenture;

(g)	the index and headings are inserted for convenience only and are not to affect the construction of this Debenture;

(h)	a reference to any Company, the Chargee, any Secured Party or any other person shall include their respective successors and permitted assigns;

(i)	a reference to any document includes that document as it has or may be amended, varied, assigned, novated, restated or supplemented from time to time;

(j)	any reference to a legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing is, in respect of any jurisdiction other than Ireland, to be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term; and

(k)	any phrase introduced by the terms including, include, in particular or any similar expression is to be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	The Schedules form part of this Debenture and are to have effect as if set out in full in the body of this Debenture and any reference to this Debenture includes the Schedules.

2.	Obligation to pay and discharge

The Companies jointly and severally covenant to pay and discharge to the Chargee on demand all monies, liabilities and obligations which are now or shall for the time being be due, owing or incurred to the Secured Parties by each of the Companies whether solely or jointly with any other person in connection with the Loan Stock and the Loan Stock Instrument and whether as principal or surety and including interest, discount, commission and other expenses computed and compounded as agreed from time to time between each Company and the Chargee or (in the absence of any such agreement) computed at the Interest Rate compounded monthly as well after as before any demand made or judgment obtained.

3.	Charging Provisions

Each Company as beneficial owner to the intent that the mortgage and charge contained in this Debenture will be a continuing security for the payment and discharge of all monies, liabilities and obligations agreed to be paid or discharged by it under this Debenture:

(a)	HEREBY CHARGES to the Chargee as trustee for the Secured Parties any present or future stocks, shares, debentures, bonds, warrants, coupons or other securities and investments owned by such Company including, without limitation, those stocks, shares, debentures, bonds, warrants, coupons or other securities specified against its name in the Second Schedule to this Debenture (together the Securities) and any rights attaching and any dividend or interest paid or payable in relation to them and any rights, monies or property accruing or offered at any time in relation to them by way of redemption, substitution, exchange or bonus under option rights or otherwise;

(b)	HEREBY CHARGES to the Chargee as trustee for the Secured Parties all contracts, agreements and licences of the Company including those specified against its name in the Second Schedule to this Debenture and all the right, title and interest of such Company in those contracts, agreements and licences;

(c)	HEREBY CHARGES to the Chargee as trustee for the Secured Parties all other plant, machinery, computers and office and other equipment of such Company both present and future (including stock in trade of such Company other than stock in trade sold in the ordinary and proper course of the business of the Company);

(d)	HEREBY CHARGES to the Chargee as trustee for the Secured Parties all such Company’s uncalled capital for the time being and the said Company’s present and future goodwill;

(e)	HEREBY CHARGES to the Chargee as trustee for the Secured Parties all of such Company’s rights, title, interest and benefit in all Intellectual Property Rights including, without limitation, all Intellectual Property Rights specified against its name in the Second Schedule to this Debenture and all computer software and licences and ancillary and connected rights relating to the intangible property both present and future of the said Company;

(f)	HEREBY CHARGES to the Chargee as trustee for the Secured Parties by way of first fixed charge:

(i)	all present and future book debts, revenues and monetary claims now or at any time in the future due, owing or incurred to such Company together with the benefit of all rights, securities, remedies and guarantees of any nature whatsoever now or at any time enjoyed or held by the said Company in relation to those book debts, revenues and monetary claims; and

(ii)	all such Company’s rights, title and interest in and to all other debts in and to which the said Company has any right, title or interest;

(g)	HEREBY CHARGES to the Chargee as trustee for the Secured Parties the undertaking and all other assets and property of such Company whatsoever and wheresoever, both present and future and the property and assets referred to in clauses 3.1 (a) to (f) inclusive. (if and in so far as the mortgages and/or charges thereon contained in this Debenture shall be ineffective as mortgages and/or fixed charges).

3.2	The charges hereby created shall:

(a)	as regards the Specifically Charged Property, be second ranking fixed mortgages and charges; and

(b)	as regards the Other Assets, be second ranking floating charges.

4.	Supplementary Provisions

4.1	Each Company shall during the continuance of the security constituted by this Debenture from time to time do, execute, acknowledge and deliver all and every such further deeds, conveyances, assignments, demises, mortgages, charges, documents and assurances at law as are necessary or advisable or as the Chargee may reasonably require for the purpose of giving the Chargee (as trustee for the Secured Parties) a valid fixed and specific mortgage, charge or security upon all property and assets of that Company of the same nature as the Specifically Charged Property and a valid floating charge upon the Other Assets whether already owned or acquired after the execution of this Debenture by that Company and for the better granting, conveying, assigning, transfer, demising or charging the same to the Chargee for the purpose referred to in this clause 4.1 and for conferring upon the Chargee such power of sale and other powers over the said property as are expressed to be conferred by this Debenture.

4.2	This security will be a continuing security notwithstanding any settlement of account or other matter or thing whatsoever and in particular will not be considered satisfied by any intermediate repayment or satisfaction of all or any of the monies, liabilities and obligations secured by this Debenture and will continue in full force and effect until final repayment in full and total satisfaction of all monies, liabilities and obligations secured by this Debenture; and if upon such final repayment and satisfaction there shall exist any right on the part of any of the Companies or any other person to draw funds or otherwise which, if exercised, would or might cause any Company to become actually or contingently liable to the Chargee whether as principal debtor or as surety for another person, then the Chargee will be entitled to retain this security and all rights, remedies and powers conferred by this Debenture, the Specifically Charged Property and the Other Assets for so long as; and in the event that any demand is made by the Chargee under this Debenture the said monies will become due and shall be paid and discharged to the Chargee and all provisions of this Debenture will apply accordingly.

4.3

The security constituted by this Debenture will be in addition to and will not operate so as in any way to prejudice or affect any other security which the Chargee may now or at any time in the future hold for or in respect of all or any part of the monies and liabilities secured by this

Debenture, nor will any such other security or any lien to which the Chargee may be otherwise entitled or the liability of any person not party to this Debenture for all or any part of the monies and liabilities secured by this Debenture be in any way prejudiced or affected by this security. The Chargee will have full power at its discretion to give time for payment to or make any other arrangement with any such other person without prejudice to the liability of the Companies under this Debenture.

4.4	If all monies, liabilities and obligations covenanted to be paid and discharged in this Debenture have been unconditionally and irrevocably paid and discharged in full the Chargee shall, as soon as reasonably practicable after such payment and discharge and at the request and cost of the Companies, execute such documents as may be necessary to release the security created by this Debenture.

4.5	If the Chargee or any other Secured Party shall at any time receive or be deemed to have received notice of any subsequent mortgage or charge affecting the Specifically Charged Property or the other assets or any part thereof or any assignment or transfer thereof which is prohibited by the terms of this Debenture:

(a)	the Chargee and each other Secured Party may open a new account or accounts for each Company in its books; and

(b)	if the Chargee and each other Secured Party does not in fact open such new account, then unless it gives express written notice to such Company to the contrary, the Chargee and each other Secured Party shall be treated as if it had in fact opened such account or accounts at the time when it received or was deemed to have received such notice, and as from such time and when such express written notice shall be given to such Company, all payments by or on behalf of such Company to the Chargee and each other Secured Party shall be credited or treated as having been credited to such new account or accounts and not as having been applied in reduction of the Secured Obligations at such time.

5.	Crystallisation of Floating Charge

5.1	The Chargee may at any time (either before or after demand has been made by the Chargee for the payment of the monies secured by this Debenture) by notice in writing to any Company convert the floating charge created by such Company under clause 3.1(g) of this Debenture over the Other Assets into a fixed charge with immediate effect as regards any of the assets specified in the notice which the Chargee considers to be in danger of being seized or sold under any form of distress, attachment, execution, diligence or other process levied or threatened or which may be or become in jeopardy or which have been made or may become the subject of an injunction or otherwise attached.

5.2	Notwithstanding clause 5.1 and without prejudice to any rule of law which may have a similar effect, the floating charge created by any Company under clause 3.1(g) of this Debenture over the Other Assets of such Company will, unless otherwise agreed in writing by the Chargee, automatically and without notice from the Chargee to any Company be converted with immediate effect into a fixed charge over those of the Other Assets of such Company which:

(a)	immediately prior to the time when any of the Other Assets of such Company subject to it become subject to any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, flawed asset agreement, preferential right or trust arrangement or other security arrangement or agreement or any right conferring a priority of payment or to a disposition contrary to any of the provisions of this Debenture;

(b)	if and when any person levies or notifies such Company that it or any other person intends to levy any distress, execution, sequestration or other process against those Other Assets;

(c)	if and when such Company ceases to carry on business as a going concern;

(d)	if any of the monies, obligations and liabilities which are secured by this Debenture and which are now or shall for the time being be due, owing or incurred to the Chargee by such Company whether solely or jointly with any other person and whether as principal or surety and including interest, discount, commission and other expenses computed and compounded from time to time become due and outstanding prior to their stated maturity;

(e)	on the presentation of a petition for the compulsory winding-up of such Company or a petition for the making of an examination order in relation to such Company; or

(f)	if any meeting of the directors or members of such Company is convened for the purposes of considering any resolution for its winding-up or liquidation or for putting such Company into examination or insolvency or with a view to a composition, assignment or arrangement with its creditors generally (or any class of its creditors) or any meeting is convened for the purposes of considering any event similar or analogous to the foregoing.

6.	Insurance

6.1	Each Company shall at all times during the continuance of the security constituted by this Debenture insure and keep insured or cause to be insured and kept insured:

(a)	all its buildings, structures, fixed plant and machinery of a kind which is commonly insured by persons owning and operating similar property against loss or damage by fire, flood, explosion, impact by aircraft or articles dropped therefrom, riot, civil commotion and other insurable risks as are commonly insured against from time to time by persons owning and operating similar properties in an amount equal to the full reinstatement cost, allowing for inflation to the likely date of reinstatement;

(b)	that Company against loss from liability imposed by law as owner or occupier of any property for damages on account of injury suffered by any person while upon such property or the approaches, walks, roads or other ways immediately adjacent thereto in such amount as will reasonably protect such Company against loss

6.2	Each Company shall at the request of the Chargee insure its other property and assets of a character usually insured against such insurable risks and in such amounts as may be reasonably required by the Chargee.

6.3	Each Company shall duly and promptly pay or cause to be paid all premiums and other sums of money payable for maintaining any such insurance as aforesaid and shall cause the insurance monies under all policies covering Specifically Charged Property or Other Assets to be made payable to the Chargee (following discharge in full of the Senior Debt) or otherwise deal with such policies and contracts of insurance in such manner as to enable the insurance monies on all losses to be collected by the Chargee (following discharge in full of the Senior Debt).

6.4	All policies covering Specifically Charged Property or Other Assets shall contain clauses whereby the insurer agrees that the policies will not be cancelled or terminated and will not expire without 10 days notice in writing to the Chargee or provisions to this effect to the extent from time to time available from insurers.

6.5	All monies paid to any of the Companies and representing proceeds paid under any policies or contracts of insurance as a result of actual damage to or destruction of the Specifically Charged Property or Other Assets shall be paid to the Chargee (following discharge in full of the Senior Debt) and may be applied by the Chargee:

(a)	to the payment of the indebtedness secured by this Debenture in the event the security constituted by this Debenture is enforceable while such monies are still in the hands of the Chargee; or

(b)	on and subject to such reasonable terms and conditions as the Chargee may impose to meet the costs of repairing, reconstructing or replacing the property damaged or destroyed and the balance, if any, shall be paid to the relevant Company.

7.	General Protection of Assets

7.1	Save for the Existing Security, no Company may create or permit to subsist any mortgage, charge, pledge, debenture, lien (other than a lien arising in the ordinary and usual course of business by operation of law) or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

7.2	Other than as may be required or permitted pursuant to the Existing Security or the Subscription Agreement, each Company shall also at all times during the continuance of the security constituted by this Debenture:

(a)	not, without the previous consent in writing of the Chargee, which consent shall not be unreasonably withheld, remove or destroy any of the buildings, plant, machinery, fixtures, fittings, computers and office and other equipment or any structure whatsoever now or in the future owned by that Company unless that property is worn out or rendered unfit for use or unless such removal or destruction shall be with a view immediately to replacing that property by other property of a more useful or convenient character and of at least equal value or utility;

(b)	keep all buildings for the time being comprised in its undertaking, property and assets and all plant, machinery, fixtures, fittings, computers and office and other equipment in, upon or about the same and used for the purpose of or in connection with its business in such state of repair and in such working order and condition as from time to time it considers proper for the purpose of the efficient and economic carrying on of its business, and permit the Chargee or any person as it may from time to time in writing for that purpose appoint to enter into and upon the said buildings to view their state and condition and of all such plant, machinery and other property referred to in this clause 7.2(b) and promptly furnish the Chargee with all information as it may from time to time require regarding the location and physical state and condition of the Specifically Charged Property and the Other Assets;

(c)	notify the Chargee in writing of all of that Company’s Intellectual Property Rights upon written demand by the Chargee and make such applications and maintain such registrations to keep those registered Intellectual Property Rights which are material to such Company’s business in force and to record the said Company’s interest in those Intellectual Property Rights, take such steps at its own expense as are within its power (including, without limitation, the institution of legal proceedings) to prevent third parties infringing the Intellectual Property Rights and use all commercially reasonable endeavours to procure that any further Intellectual Property Rights licensed to it are freely assignable and chargeable to the Chargee;

(d)	if requested to do so by the Chargee from time to time, make entries in any appropriate public register (in Ireland or elsewhere) of that Company’s Intellectual Property Rights which record the existence of this Debenture;

(e)	in the event of a notice being served affecting the Specifically Charged Property or the Other Assets or any part of the Specifically Charged Property or the Other Assets or

in the event of any proceedings being commenced affecting the Specifically Charged Property or the Other Assets in a matter of material importance immediately give full particulars of the notice or proceedings to the Chargee;

(f) (i)	and not without the written consent of the Chargee sell, convey, assign or transfer the Specifically Charged Property or any interest therein or any part of the Specifically Charged Property other than any licence entered into on arm’s length terms in the ordinary course of business;

(ii)	not part with possession or occupation of the Specifically Charged Property or any part of the Specifically Charged Property without the prior written consent of the Chargee; and

(g)	pay or cause to be paid all rents, taxes, rates, assessments, impositions, calls and outgoings, whether governmental, municipal or otherwise, imposed upon or payable in respect of its Specifically Charged Property or Other Assets or any part of its Specifically Charged Property or Other Assets as and when the same become payable, and also punctually pay and discharge, or cause to be paid and discharged, all debts and obligations to or in respect of persons employed by that Company which by law may have priority over the security created by this Debenture;

(h)	use all reasonable endeavours not to trade under conditions imposing reservation of title in favour of creditors and, if such trading does occur, immediately advise the Chargee of the terms of such trading including details of contract, names of suppliers and amounts involved;

(i) (i)	not, without the prior written consent of the Chargee, purport to charge, sell, assign, factor, transfer, discount or otherwise dispose of, or permit to subsist, any charge or lien over the Debts or any interest in the Debts in favour of any other person; and

(ii)	if called upon to do so by the Chargee, execute a legal assignment of the Debts to the Chargee;

(j)	not, without the prior written consent of the Chargee permit or agree to any variation of the rights attaching to the Debts or any of them;

(k)	not without the prior written consent of the Chargee, release, exchange, compound, set-off, grant time or indulgence in respect of or in any other manner deal with all or any of the Debts save as expressly provided in this Debenture;

(l)	at its own expense institute, continue or defend all such proceedings in connection with the Debts as the Chargee may require;

(m)	duly and promptly pay all calls, instalments or other monies which may from time to time become due in respect of any of the Securities, it being acknowledged by that Company that the Chargee shall not in any circumstances incur any liability whatsoever in respect of any such calls, instalments or other monies;

(n)	forthwith upon the execution of this Debenture, deposit with the Chargee all certificates or documents of title in respect of the Securities together with a duly executed instrument of transfer or an assignment (as appropriate) of the Securities in blank, and it is agreed that the Chargee will be entitled at any time to have all or any of the Securities registered in the name of the Chargee or of such nominee as the Chargee may select;

(o)	deliver or pay to the Chargee, or procure that there are delivered or paid to the Chargee, all stocks, shares, securities, rights, monies or other property accruing, offered or issued at any time by way of bonus, redemption, exchange, purchase, substitution, conversion, preference, option or otherwise in respect of any of the Securities or the certificates or other documents of title to or representing them together with an executed instrument of transfer or an assignment in blank, and the Chargee is hereby authorised to arrange at any time and from time to time for any of the Securities to be registered in the name of the Chargee or such nominee as the Chargee may select; and

(p)	other than any licence agreement entered into on arm’s length terms in the ordinary course of business, not sell, assign, part with, transfer, lease, license or otherwise dispose of the benefit of or grant any interest in or to all or any of that Company’s right, title and interest in and to its Specifically Charged Property or Other Assets or any part of them (save for sales of its stock in trade at not less than market value in the ordinary and usual course of its trading business and until such time as the floating charge created by clause 3.1(g) has been converted into a fixed charge pursuant to clause 5.1 or clause 5.2 or by operation of law), and not agree to, or grant any option in respect of, any of the foregoing and so that, if any Company fails to perform any obligation on its part contained in this Debenture, the Chargee may itself or by any agents perform any of the said covenants capable of being performed by it or by such agents, and if any such obligation requires the payment or expenditure of money the Chargee may make such payment or expenditure with its own funds or with money borrowed by or advanced to it for such purpose but will be under no obligation so to do; all sums so expended or advanced will be added to the indebtedness secured by this Debenture and will bear interest accordingly and will be repayable to the Chargee on demand.

7.3	The obligations of the Companies under this Clause 7 are subject to the obligations of the Companies under and in respect of the Existing Security and no Company may be considered in breach of any obligation hereunder to the extent that it would conflict with or restrict or limit the obligations of any of the Companies under the Existing Security or the rights of the holders thereof.

8.	Receivers

8.1	At any time after the monies secured by this Debenture shall have become payable, the Chargee may from time to time appoint by writing under the hand of the Chargee any person or persons considered by it to be competent to be a receiver or a receiver and manager (hereinafter called a Receiver which expression will, where the context so admits, include the plural and any substituted receiver or receiver and manager) of any part of the Specifically Charged Property and/or any part of the Other Assets, and may from time to time in writing under the hand of the Chargee remove any Receiver so appointed and appoint another in his stead.

8.2	A Receiver so appointed will be the agent of the relevant Company or Companies, and that Company or those Companies will be solely responsible for his acts and defaults, and the Chargee will have power from time to time to fix the remuneration of any Receiver appointed by the Chargee and to direct payment thereof out of the Specifically Charged Property and the Other Assets or any part thereof, but such Company or Companies will alone be liable for the payment of such remuneration, and the provisions of Section 24 of the Conveyancing and Law of Property Act, 1881 (as modified by the provisions of this Debenture) with the exception of sub-sections 1, 6 and 8 will apply hereto.

8.3	A Receiver so appointed will have and be entitled to exercise all powers conferred by the Conveyancing Acts and all other statutes in the same way as if the Receiver had been duly appointed under the Conveyancing Acts, and will furthermore, but without limiting any powers referred to in this Debenture, have power to:

(a)	take possession of, collect and get in all or any part of the property in respect of which the Receiver is appointed, and for that purpose take any proceedings in the name of the relevant Company or Companies concerned or otherwise as may seem expedient;

(b)	carry on or manage or develop or diversify or concur in carrying on or managing or developing or diversifying the business of the relevant Company or Companies, and to enter into all agreements, arrangements and undertakings in connection therewith and for that purpose raise money on any part of the property in respect of which the Receiver is appointed in priority to this security or otherwise;

(c)	exercise all or any of the powers and rights which an absolute owner would have of managing and superintending the management and/or exploitations of the Specifically Charged Property and the Other Assets in respect of which the Receiver is appointed, and in particular to sell or concur in selling, let or concur in letting, leasing, licensing, assigning, surrender and/or accept surrenders of leases or licences of any part of the Specifically Charged Property and the Other Assets in such manner and generally on such terms and conditions as the Receiver thinks fit, and to carry any such sale, letting, leasing, licensing, assigning or surrender into effect by licensing, assigning, conveying, leasing, letting, surrendering or accepting surrenders in the name of or on behalf of the Company or Companies concerned or otherwise; any such sale may be for cash, debentures or other obligations, shares, stock or other valuable consideration and may be payable in a lump sum or by instalments spread over such period and/or in such circumstances as the Chargee or the Receiver shall think fit and so that any consideration or part of such consideration received in a form other than cash shall ipso facto forthwith on receipt be and become charged with the payment of all the monies secured by this Debenture as though it had been included in the charge hereby created and formed part of the Specifically Charged Property or the Other Assets (as the case may be). Plant, machinery and other fixtures may be severed and sold separately from the premises containing them without the consent of that Company or Companies being obtained thereto;

(d)	make any arrangements or compromise which the Receiver or the Chargee may think expedient;

(e)	make and effect any repairs, renewals and improvement of the plant, machinery and effects of the Company or Companies concerned which the Receiver or the Chargee may think necessary and to maintain or renew all insurances;

(f)	raise or borrow any money (including money for the completion with or without modification of any building in the course of construction and any development or project in which such Company was engaged) from or incur any other liability to the Lender or others on such terms with or without security as he may think fit and so that any such security may be or include a charge on the whole or any part of the Specifically Charged Property and the Other Assets ranking in priority to this security or otherwise;

(g)

sell by public auction or private contract, let, surrender or accept surrenders, grant licences or otherwise dispose of or deal with all or any of the Specifically Charged Property and the Other Assets or concur in so doing in such manner for such consideration and generally on such terms and conditions as he may think fit (including, without limitation, conditions excluding or restricting the personal liability of the Receiver or the Lender) with full power to convey, let, surrender, accept surrenders or otherwise transfer or deal with such Specifically Charged Property and the Other Assets in the name and on behalf of such Company or otherwise and so that the covenants and contractual obligations may be granted and assumed in the name of and so as to bind such Company if he shall consider it necessary or expedient so to do; any such sale, lease or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as he shall think fit and so that any consideration received or receivable shall ipso facto forthwith be and become charged with the payment of all Secured Obligations; plant, machinery and fixtures may be severed and sold separately from the premises containing them and the Receiver may apportion any rent and the performance of any obligations affecting the premises sold without the consent of such Company;

(h)	promote, procure the formation or otherwise acquire the share capital of any body corporate with a view to such body corporate purchasing, leasing, licensing or otherwise acquiring interests in all or any of the Specifically Charged Property and the Other Assets or otherwise, arrange for companies to trade or cease to trade and to purchase, lease, licence or otherwise acquire all or any of the Charged Property on such terms and conditions whether or not including payment by instalments secured or unsecured as he may think fit;

(i)	make any arrangement or compromise or enter into or cancel any contracts which he shall think expedient;

(j)	make and effect such repairs, renewals and improvements to the Specifically Charged Property and the Other Assets or any part thereof as he may think fit and maintain, renew, take out or increase insurances including, without limitation, indemnity insurance;

(k)	redeem any prior encumbrance and settle and agree the accounts of the encumbrancer; any accounts so settled and agreed shall (subject to any manifest error) be conclusive and binding on any Company and the money so paid shall be deemed an expense properly incurred by the Receiver;

(l)	sell any Intellectual Property Rights hereby mortgaged or charged or assigned in consideration of a royalty or other periodical payment;

(m)	make calls conditionally or unconditionally on the members of the Company concerned in respect of the uncalled capital of that Company or those Companies with such and the same powers for the purpose of enforcing payment of any calls so made as are by the Articles of Association of that Company or those Companies conferred on the directors of the said Company or those Companies in respect of calls authorised to be made by them in the names of the directors or in that of the said Company or Companies or otherwise and to the exclusion of the directors’ power in that behalf;

(n)	exercise all voting rights, rights to receive distributions and all other powers exerciseable by the legal or beneficial owner of the securities;

(o)	appoint managers, officers, servants, workmen and agents for the above purposes at such salaries and for such periods as the Receiver may determine;

(p)	enter upon any part of the Specifically Charged Property and any part of the Other Assets from time to time with or without workmen and others for the purpose of making and effecting any repairs, renewals or alterations to any part of the Specifically Charged Property or the Other Assets including (without prejudice to the generality of the foregoing) the completion of any buildings in the course of erection or other works in progress thereon which the Receiver may think necessary, and appoint architects, surveyors, contractors, workmen and agents for the above purposes on such terms as the Receiver may determine, and (without prejudice to the power hereinafter conferred) borrow from the Chargee on the account of the relevant Company or Companies all such monies as the Receiver may require for the above purposes to the intent that all monies advanced by the Chargee to the Receiver for the said purposes will be secured by this Debenture; and

(q)	do all such other acts and things as may be incidental or conducive to any of the matters or powers above and which the Receiver lawfully may or can do as agent for the relevant Company or Companies.

8.4	All monies received by the Receiver shall be applied by the Receiver for the following purposes (subject to the claims of secured or unsecured creditors (if any) ranking in priority to this Debenture) and in the following order:

(a)	in payment of all costs, charges and expenses of and incidental to the appointment of the Receiver and the exercise of all or any of the above powers and of all outgoings properly paid by the Receiver;

(b)	in payment of remuneration to the Receiver at such rate as may be agreed between the Receiver and the Chargee; and

(c)	in or towards payment to the Chargee of all monies the payment of which is secured by this Debenture and any surplus shall be paid to the relevant Company or Companies or any other person entitled thereto.

8.5	Neither the Chargee nor any Secured Party nor any Receiver appointed under this Debenture will be liable to account as mortgagee or mortgagees in possession in respect of any of the Specifically Charged Property or Other Assets or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever (except to the extent that the same results from the Chargee’s or any Secured Party’s or the Receiver’s negligence or wilful default) in connection with any of the Specifically Charged Property or Other Assets for which a mortgagee in possession might as such be liable, and all costs, charges and expenses incurred by the Chargee or any secured Party or any Receiver appointed under this Debenture (including the costs of any proceedings to enforce the security hereby given) shall be paid by the Company or Companies concerned on a solicitor and own client basis and be charged on the Specifically Charged Property and Other Assets.

8.6	The foregoing powers of appointment of a Receiver are in addition to and not to the prejudice of all statutory and other powers of the Chargee under the Conveyancing Acts (and so that any statutory power of sale will be exercisable without the restrictions contained in Sections 19 and 20 of the Conveyancing and Law of Property Act, 1881) or otherwise, and so that such powers will be and remain exercisable by the Chargee in respect of any part of the Specifically Charged Property or Other Assets in respect of which no appointment of a Receiver by the Chargee is for the time being subsisting, notwithstanding that an appointment under the powers of clause 8.1. shall have subsisted and been withdrawn in respect of that part of the Specifically Charged Property or Other Assets or shall be subsisting in respect of any other part of the Specifically Charged Property or Other Assets.

8.7	No purchaser or other person will be bound or concerned to see or enquire whether the right of the Chargee or any Receiver appointed by the Chargee to exercise any of the powers conferred by this Debenture has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

9.	Liability of Chargee and Receiver

9.1	In the event that the Chargee takes possession under this Debenture of the Specifically Charged Property or the Other Assets or any part or parts of the Specifically Charged Property or the Other Assets or otherwise exercises any statutory powers or any additional powers set forth in this Debenture, it will not be accountable as a mortgagee in possession of the Specifically Charged Property or Other Assets as the case may be.

9.2	In the event that the Chargee or any Receiver appointed by the Chargee under this Debenture enters into possession of any of the Specifically Charged Property or the Other Assets or any part of the Specifically Charged Property or the Other Assets, the Chargee or such Receiver as the case may be is hereby irrevocably authorised as agent of the Company or Companies concerned to list, and to remove, store, sell or otherwise dispose of, all or any furniture or other chattels which have not been removed from the said property at the expiration of seven days from the date of such entry into possession, and any list so made will be conclusive evidence as between the Chargee and such Receiver and that Company or those Companies of the matters therein contained, and such Company or Companies shall indemnify the Chargee and the Receiver against all claims and demands in respect of such removal, storage, sale or other disposition and against all costs and expenses incurred in connection therewith.

9.3	The Chargee will not be liable for any involuntary losses which may happen in or about the exercise or execution of the statutory power of sale or any of the powers or trusts expressed or implied which may be vested in the Chargee by virtue of this Debenture.

10.	Chargee as Mortgagee in Possession

10.1	In addition to the statutory powers incidental to the estate or interest of mortgagees contained in Section 19 of the Conveyancing and Law of Property Act, 1881, at any time after the Chargee in accordance with the provisions of this Debenture enters into possession of the Specifically Charged Property or the Other Assets or any part of the Specifically Charged Property or the Other Assets, the Chargee will have power to:

(a)	effect and carry out upon any building or erection for the time being comprised in such part of the Specifically Charged Property or the Other Assets of which the Chargee is in possession any such repairs, amendments, alterations and additions as the Chargee may reasonably consider necessary or desirable for the maintenance or protection of all or any part of the Specifically Charged Property or the Other Assets;

(b)	demise or agree to demise any of the Specifically Charged Property or the Other Assets or any part of the Specifically Charged Property or the Other Assets of which the Chargee is in possession for such period at such rent and upon such terms with or without a premium or fine in all respects as the Chargee may from time to time think fit; and

(c)	perform or cause to be performed all acts and things requisite or desirable according to the law of the country in which the Specifically Charged Property or the Other Assets or any part of the Specifically Charged Property or the Other Assets of which the Chargee is in possession is situate for the purpose of giving effect to the exercise of any of the said powers, authorities and discretions.

11.	Statutory Powers

11.1	Notwithstanding any provisions contained in this Debenture, the Secured Obligations shall be deemed for the purposes of Section 19 of the Conveyancing and Law of Property Act 1881 to have become due and payable within the meaning of Section 19 of the Conveyancing and Law of Property Act 1881 and the power of sale and other powers conferred on mortgagees by the Conveyancing and Law of Property Act 1881 as varied or extended by this Debenture shall arise immediately on execution of this Debenture.

11.2	At any time after the monies secured by this Debenture have become due and payable, the statutory powers of sale and of appointing a receiver conferred by Section 19 of the Conveyancing and Law of Property Act, 1881 will immediately arise and be exercisable by the Chargee free from the restrictions contained in Section 20 of that Act.

11.3	The restrictions on the right of consolidating mortgages contained in Section 17 of the Conveyancing and Law of Property Act, 1881 will not apply to this security.

12.	Miscellaneous Provisions

12.1	Protection of Purchasers

No purchaser, mortgagor, mortgagee or other person or company dealing with a Receiver or the Lender shall be concerned to enquire whether the monies hereby saved have become payable or whether any power exercised or purported to be exercised by him or it has become exercisable or whether any money is due on the security hereof or as to the propriety or regularity of any sale by or other dealing with such Receiver or the Lender but any such sale or dealing shall be deemed to be within the powers hereby conferred and to be valid and effectual accordingly and all the protection to purchasers contained in Sections 21 and 22 of the Conveyancing and Law of Property Act 1881 shall apply to any person purchasing or dealing with a Receiver or the Lender.

12.2	Costs

(a)	All costs, charges and expenses (on a full indemnity basis) properly occasioned by or incidental to this or any other security held by or offered to the Chargee for the same indebtedness or by or to the enforcement of any such security and incurred, suffered or paid by the Chargee will be charged on the Specifically Charged Property and the Other Assets and will bear interest and be secured accordingly.

(b)	The charges conferred by this Debenture will be in addition and without prejudice to any and every other remedy, lien or security which the Chargee may or but for the said charges would have for the monies and liabilities secured by this Debenture.

(c)	The Companies shall pay all stamp, registration and other taxes to which this Debenture or any judgment given in connection with this Debenture is or at any time may be subject and shall indemnify the Chargee against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

(d)	Any certificate or determination of the Chargee as to any matter provided for in this Debenture will be conclusive and binding on the Companies.

12.3	Interest:

Any interest payable under the terms of this Debenture will be payable as well after as before any judgment.

12.4	Power of Attorney:

Each Company by way of security hereby irrevocably appoints and constitutes the Chargee and any Receiver appointed by the Chargee under this Debenture jointly and also severally the attorney and also the attorneys of that Company on such Company’s behalf and in the name of the said Company and as its act and deed to do all acts and to execute, seal or otherwise perfect any deed, assurance, agreement, instrument, document or act which the said Company could itself do in relation to the Specifically Charged Property and the Other Assets or which may be required or which may be deemed proper for any of the matters provided for in this Debenture.

12.5	Notices:

(a)

Any notice or demand for payment to be given or served under this Debenture shall be in writing and shall be duly expressed to be a notice or demand under this Debenture and will be deemed duly given or served if sent by facsimile at the time of transmission (subject to the correct code or facsimile number being received) or if posted 48 hours after the time at which it was posted or, if delivered by hand, at the time of delivery if such a day is a Business Day or if such day is not a Business Day on the next following Business Day, to the party to whom it is to be given or served at its address set out below or such other address or facsimile number as such party may have previously communicated for such purpose by notice to the party giving such first mentioned notice or demand. The addresses and facsimile numbers for service on the parties to this Debenture are:

The Companies:

	Address:	3rd Floor Biotechnology Building Trinity College Dublin 2
	Attention:	Company Secretary
	Facsimile Number:	672 9270

The Chargee:	Address:	Ballsbridge Park Ballsbridge Dublin 4

Attention:
Facsimile Number:

(b)	Any party giving or serving a notice or demand under this Debenture by facsimile shall, but without prejudice to the validity of the notice or demand given, send a copy of the notice or demand by pre-paid registered post to the party receiving such notice or demand to that party’s address set out in clause 12.4.1 or to such other address as such party shall have previously communicated by notice to the party giving such first-mentioned notice or demand.

(c)	Any notice or demand given or served under this Debenture will be deemed to have been received by the party so receiving such notice or demand on the Business Day of such receipt only if the notice or demand has been received during usual business hours on such Business Day, and if the notice or demand is received outside usual business hours it will be deemed to have been received on the next following Business Day.

12.6	Waiver and Forbearance

(a)	The rights of the Chargee will not be prejudiced or restricted by any indulgence or forbearance extended to any Company or other parties, and no waiver by the Chargee in respect of any breach will operate as a waiver in respect of any subsequent breach.

(b)	No failure or delay by the Chargee in exercising any right or remedy will operate as a waiver of such right or remedy, nor will any single or partial exercise or waiver of any right or remedy prevent its further exercise or the exercise by the Chargee of any other right or remedy.

12.7	Remedies Cumulative

The rights and remedies of the Chargee under this Debenture are cumulative and are without prejudice and in addition to any rights or remedies which the Chargee may have at law or in equity. No exercise by the Chargee of any right or remedy under this Debenture, or at law or in equity, shall (save to the extent, if any, provided expressly in this Debenture, or at law or in equity) operate so as to hinder or prevent the exercise by it of any other right or remedy. Each and every right and remedy may be exercised from time to time as often and in such order as may be deemed expedient by the Chargee.

12.8	Severability:

If a term or provision in this Debenture is or becomes illegal, invalid or unenforceable, in whole or in part, in any respect (or any of the security intended to be created by or pursuant to this Debenture is ineffective) under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions or the effectiveness of any of the other provisions of this Debenture in that jurisdiction; or

(b)	the legality, validity or enforceability of such provision or the effectiveness of any other provision of this Debenture under the laws of any other jurisdiction.

12.9	Assignment

(a)	No Company may assign or enter into any trust arrangement with any third party in respect of any of its rights under this Debenture.

(b)	The Chargee will be entitled to assign the benefit of this Debenture or any part of this Debenture to any person, and each Company hereby consents to any such assignment. The Chargee will be entitled to impart any information concerning the Companies to any assignee or successor in title.

(c)	In the event of assignment by the Chargee as permitted by clause 12.8.2, each Company shall at the request of the Chargee join in such assignment so as to cause full beneficial title to the security created by this Debenture to be passed to the relevant assignee.

12.10	Counterparts

This Debenture may be entered into in the form of two or more counterparts, each executed by one of the parties but, taken together, executed by all, and, provided that all of the parties so enter into the Debenture, each of the executed counterparts, when duly exchanged or delivered, will be deemed to be an original but, taken together, will constitute one instrument.

12.11	Variation

(a)	This Debenture may not be released, discharged, supplemented, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of each of the parties to this Debenture.

(b)	All payments to be made under this Debenture shall be made free and clear of any deduction for or on account of tax unless any Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by such Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives and retains (free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.12	The Chargee as trustee

(a)	The Chargee declares itself trustee of the security and other rights (including but not limited to the benefit of the covenants contained herein), titles and interests constituted by this Debenture and of all monies, property and assets paid to the Chargee or to its order or held by the Chargee or its nominee or received or recovered by the Chargee or its nominee pursuant to or in connection with this Debenture with effect from the date hereof to hold the same on trust for itself and each of the Secured Parties absolutely pro rata in accordance with their entitlements under the Loan Stock Instrument (save as may otherwise be agreed between the Chargee and the other Secured Parties from time to time).

(b)	All moneys received by the Chargee shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with the terms hereof.

(c)	The parties to this Debenture declare that the perpetuity period applicable to the trusts constituted by this Debenture shall be a period of 21 years after the death of the last survivor of the issue living on the date of this Debenture of the late President of Ireland, Eamon de Valera, unless there has previously been legislation making it lawful for the trusts constituted by this Debenture to continue.

(d)	The rights, powers and discretions conferred on the Chargee by this Debenture shall be supplemental to the Trustee Act 1893 and in addition to any which may be vested in the Chargee by the Loan Stock Instrument, general law or otherwise.

(e)	For the avoidance of doubt, the Chargee shall exercise all of the rights and powers accruing to the Secured Parties hereunder for and on behalf of the Secured Parties.

12.13	Governing law and Jurisdiction

(a)	This Debenture and all relationships created hereby will in all respects be governed by and construed in accordance with the laws of Ireland.

(b)	Each Company hereby agrees for the exclusive benefit of the Chargee that any legal action or proceedings (Proceedings) brought against that or any other Company with respect to this Debenture may be brought in the High Court in Ireland or such other competent court of Ireland as the Chargee may elect, and each Company waives any objection to Proceedings in such courts whether on grounds of venue or on the grounds that Proceedings have been brought in any inconvenient forum. Each Company undertakes to enter an unconditional appearance within 14 days after the completion of any service or process in any Proceedings. Each Company hereby consents to the service by post of any process issued in connection with this Debenture. Nothing in this Debenture will affect the right to serve process in any other manner permitted by law.

(c)	Nothing contained in this Debenture will limit the right of the Chargee to take Proceedings against any Company in any other court of competent jurisdiction, nor will the taking of any Proceedings in any one or more jurisdictions preclude the taking by the Chargee of Proceedings in any other jurisdiction whether concurrently or not.

IN WITNESS whereof this Deed has been duly executed on the date first above written.

GIVEN UNDER the Common Seal

of MERRION PHARMACEUTICALS LIMITED was affixed hereto:

/s/ John Lynch
Director

/s/ Jonathan O’Connell
Director/Secretary

GIVEN UNDER the Common Seal

of MERRION BIOPHARMA LIMITED was affixed hereto:

/s/ John Lynch
Director

/s/ John O’Connell
Director/Secretary

GIVEN UNDER the Common Seal

of MERRRION RESEARCH I LIMITED was affixed hereto:

/s/ Jonathan O’Connell
Director/Secretary

/s/ John Lynch
Director

GIVEN UNDER the Common Seal

of MERRION RESEARCH II LIMITED was affixed hereto:

/s/ Jonathan O’Connell
Director/Secretary

/s/ John Lynch
Director

SIGNED by GOODBODY STOCKBROKERS NOMINEES LIMITED

in the presence of:

/s/ David Lambe
Signature
/s/ (illegible)